Exhibit (h)(3)

                    EXPENSE WAIVER & REIMBURSEMENT AGREEMENT
                          As Amended on August 11, 2004

      THIS AGREEMENT is entered into as of the 11h day of August, 2004 by and between Ashport Mutual Funds and StateTrust Capital, LLC (together the "Parties"). This Agreement replaces in its entirety the written agreement entitled "Expense Waiver and Reimbursement Agreement", previously entered into by and between the Parties on or about December 12, 2001.

      WHEREAS, Ashport Mutual Funds (the "Trust") is a statutory business trust organized under the laws of the state of Massachusetts and is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust is authorized to offer an indefinite number of series of shares (each a "Fund" and together the "Funds") and to further divide such Funds into various classes; and

      WHEREAS, the Trust currently offers the Funds and share classes thereof listed on Schedule 1 to this Agreement, as such Schedule may be amended from time to time by agreement of the parties; and

      WHEREAS, StateTrust Capital, LLC (the "Advisor") is a limited liability company organized under the laws of the state of Delaware and is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

      WHEREAS,  the Advisor serves as investment  advisor to each Fund listed on
Schedule 1 to this Agreement pursuant to a written agreement for such services; and

      WHEREAS, the Advisor also provides, or arranges for the provision of, certain other administrative services to each Fund listed on Schedule 1 to this Agreement pursuant to a written agreement for such services; and

      WHEREAS, the Advisor has agreed that from time to time it may waive some or all of its investment advisory and/or management fees and/or reimburse the Fund(s) for certain ongoing expenses in order to assist the Fund(s) to maintain the overall total annual operating expense ratios for each Fund as set forth on
Schedule 1 to this Agreement. The expense ratios set forth in Schedule 1 may be amended from time to time by agreement of the Parties; and

      WHEREAS, the Trust and Advisor desire to enter into an agreement whereby the Advisor may be afforded the opportunity to recover in future periods any such waived fees and/or reimbursed expenses paid or foregone by the Advisor on behalf of one or more Funds.

      NOW THEREFORE, the Parties, for good and adequate consideration, the receipt and sufficiency of which is acknowledged by each, and intending to be legally bound thereby, agree as follows:

      1. The Advisor agrees to reduce all or a portion of it's management fee and, if necessary, to reimburse or pay directly certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) associated with operating the Funds to the extent necessary to enable each Fund to maintain the annualized total operating expense ratios for each Fund as set forth on Schedule 1 to this Agreement.

      2. Under no circumstance shall the Advisor reimburse Fund(s) for brokerage fees and commissions, interest and other borrowing expenses, taxes, legal expenses incurred as a result of actions against the Fund(s), and/or extraordinary expenses incurred by the Fund(s).

      3. Whenever the Advisor waives a portion of its investment advisory fee and/or reimburses or pays an expense of one or more Funds (hereinafter referred to as an "Expense Support") during a month, the Advisor will keep a record of such Expense Support and shall report the same to the Trust's fund accounting agent. The fund accounting agent will maintain separate records of such Expense Support. For a period of thirty-six (36) months, beginning on the first day of the month following the month in which the Expense
            Support occurred, the Advisor may seek to recover such Expense Support by giving written notice to the fund accounting agent. The fund accounting agent shall perform a calculation to determine the extent of the impact on the applicable Fund(s) of honoring the recovery request. If the fund accounting agent determines that honoring the request will not cause the applicable Fund's calculated Total Annual Operating Expense ratio to exceed the maximum level as set forth on Schedule 1 to this Agreement, then it shall make payment to the Advisor and make appropriate accounting entries into the books and records of the applicable Fund(s). The fund accounting agent shall keep records of Expense Support claims paid to the Advisor and shall present a written report of any such payments to the Board for its review each quarter.

      4. Expenses not recovered by the Advisor pursuant to Paragraph 3 above within the time frames set forth therein shall be forfeit and uncollectable by the Advisor.

      5. This Agreement shall become effective as of the date first written above and shall continue in full force and effect until November 30, 2004. Thereafter, this Agreement shall automatically renew for successive one year periods until terminated by either Party. Either Party may terminate this Agreement by giving written notice to the other party not more than ninety (90) or fewer than thirty (30) days prior to November 30 of any year in which this Agreement remains in effect.

            The Advisor may petition the Board to terminate this Agreement at any time, and the Board may grant such petition by affirmative vote of a majority of the "Independent" Trustees of the Trust. The Trust may terminate this Agreement at any time by affirmative vote of a majority of the "Independent" Trustees of the Trust or by affirmative vote of a majority of the outstanding voting securities of the Trust, as such term is defined in the 1940 Act.

      6. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement may not be assigned, in whole or in part, by either Party. This Agreement shall immediately terminate in the event of any assignment or attempted assignment.

      7. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

      8. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

      9. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida, without regard to such jurisdiction's conflict-of-law statutes, and by the 1940 Act. In the event that the laws of Florida conflict with those of the 1940, the 1940 Act shall prevail.

      10. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

            If to the Trust:                            If to the Adviser:

            Ashport Mutual Funds                        StateTrust Capital, LLC
            800 Brickell Avenue                         800 Brickell Avenue
            Miami, FL                                   Miami, FL
            David Vurgait                               Jeffrey Cimbal
            President                                   President

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

                     ASHPORT MUTUAL FUNDS


                     By:  /s/David Vurgait
                     David Vurgait
                     Title: President

                     STATETRUST CAPITAL, LLC


                     By:  /s/Jeffrey Cimbal
                     Jeffrey Cimbal
                     Title:  Chief Operating Officer

                                   Schedule 1

                              Ashport Mutual Funds
                              As of August 11, 2004

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                                                   Total Expense Ratio Cap,
Name of Fund                Share Classes Offered  Each Share Class
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                                    Class A                     3.00%
Large Cap Fund                      Class C                     3.75%
--------------------------------------------------------------------------------
                                    Class A                     3.00%
Mid-Small Cap Fund                  Class C                     3.75%
--------------------------------------------------------------------------------
                                    Class A                     3.00%
Global Fixed Income Fund            Class C                     3.75%
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